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                                                                EXHIBIT 5


                                SECOND AMENDMENT
                                       to
                                RIGHTS AGREEMENT


        SECOND AMENDMENT dated as of November 11, 1998 (this "Amendment") between Hills Stores Company, a Delaware corporation (the "Company"), and The Chase Manhattan Bank (formerly known as Chemical Bank), a New York banking corporation, as Rights Agent (the "Rights Agent"), to Rights Agreement dated as of August 16, 1994, between the Company and the Rights Agent.


        WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement dated as of August 16, 1994 (as amended by the Amendment to Rights Agreement, dated as of October 18, 1995, and as otherwise amended, supplemented or modified from time to time, the "Rights Agreement");


        WHEREAS, Section 26 of the Rights Agreement provides that at any time prior to the Distribution Date (as defined in the Rights Agreement), the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement (other than an amendment or supplement that reduces the Redemption Price or provides for an earlier Expiration Date (each, as defined in the Rights Agreement)) without the approval of any holder of Rights issued pursuant to the Rights Agreement;


        WHEREAS, the Distribution Date has not occurred and this Amendment does not reduce the Redemption Price or provide for an earlier Expiration Date; and


        WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms set forth herein;


        NOW, THEREFORE, in consideration of the premises and the mutual agree-ments herein set forth, the parties hereby agree as follows:


        1. All capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Rights Agreement, and each reference in the Rights Agreement to "this Rights Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.


        2. The definition of "ACQUIRING PERSON" in Section 1 of the Rights Agreement is hereby amended by adding the following proviso to the end of such definition:

        "Notwithstanding the foregoing, no person shall become an Acquiring Person by reason or as a result of the consummation of the Merger or any other transactions contemplated by the Merger Agreement."


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        3.      The definition of "DISTRIBUTION DATE" in Section 1 of the Rights
Agreement is hereby amended by adding the following proviso to the end of such definition:

        "; provided that no Distribution Date shall occur by reason or as a result of the consummation of the Merger or any other transactions contemplated by the Merger Agreement."

        4.      The following definitions are hereby added to Section 1:

        ""Merger" means the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement."

        ""Merger Agreement" means the Agreement and Plan of Merger, dated as of November 12, 1998, among Ames, Merger Subsidiary and the Company."

        ""Merger Subsidiary" means HSC Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Ames"

        ""Ames" means Ames Department Stores, Inc., a Delaware corporation."


        5. Section 21 of the Rights Agreement is hereby amended by inserting the following at the end of Section 21(j) thereof:

        "The indemnity provided herein shall survive the termination of this Agreement and the termination and the expiration of the Rights. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind what-soever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Rights Agreement will be limited to the amount of fees paid by the Company to the Rights Agent."


        6. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.


        7. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


        8. Except as expressly modified by this Amendment, the Rights Agreement shall remain in full force and effect.









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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                        HILLS STORES COMPANY


                                        By: /s/ William K. Friend
                                           -------------------------
                                        Name:  William K. Friend
                                        Title: Sr. Vice President-Secretary


                                        THE CHASE MANHATTAN BANK
                                        (formerly known as Chemical Bank),
                                        as Rights Agent


                                        By: /s/ Eric Leason
                                           -------------------------
                                        Name:  Eric Leason
                                        Title: Vice President